SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2005

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Registrant expects to incur the following charges in the third quarter of 2005 (in millions):

	Pre-Tax	After-Tax
Provision for litigation matters	$107	$79
Losses sustained from Hurricane Katrina	15	9
Cumulative effect of changes in accounting principles	37	26

Total	$159	$114

The third-quarter 2005 earnings per share impact of these charges is expected to be approximately $0.12.

The provision for litigation matters includes an aggregated estimate of pre-tax charges of $89 million for the previously disclosed (in Registrant’s Form 8-K dated September 9, 2005) MPI arbitration panel decision, and $18 million for potential losses from other legal matters as well as interest expense related to the MPI matter.

Losses sustained from Hurricane Katrina include $10 million that Registrant expects will not be covered due to its deductible on property damage insurance coverage as well as $5 million for losses related to impaired receivables. Registrant continues to assess the estimate of its losses from the effects of Hurricane Katrina.

The cumulative effect of changes in accounting principles includes the estimated impact from the adoption of the following accounting pronouncements, both of which were disclosed in Registrant’s Form 10-Q for the second quarter of 2005:

•	FASB Staff Position No. FAS 143-1 “Accounting for Electronic Equipment Waste Obligations” addresses the accounting related to the European Union (EU) directive for the disposal of electronic equipment. The disposal obligation recorded by the Registrant primarily relates to its leased equipment for those EU countries that have adopted the directive.

•	FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143” clarifies the accounting for conditional asset retirement obligations, and primarily impacts lease agreements where Registrant is required to remove certain leasehold improvements and restore the facility to its original condition at lease termination.

The foregoing amounts are estimates and are subject to change.

Registrant expects to release its earnings for the third quarter of 2005 on October 21, 2005.

The matters discussed above were not reflected in Registrant’s previously issued earnings guidance. Apart from the matters addressed in this Form 8-K, Registrant is not updating or reaffirming its previously issued earnings guidance.

Forward Looking Statements

From time to time we and our representatives, may provide information, whether orally or in writing, including certain statements in this Current Report on Form 8-K, that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Current Report on Form 8-K and other public statements we make. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Information concerning certain factors that could cause actual results to differ materially is included in our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2005 filed with the Securities and Exchange Commission. We do not intend to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

Date: October 5, 2005

XEROX CORPORATION

By:	/s/ Gary R. Kabureck
Gary R. Kabureck
Vice President and Chief Accounting Officer